EXHIBIT 99.1
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Contact:   Norris Nissim         Mark Semer or Jim Fingeroth
           General Counsel       Kekst and Company
           (212) 332-8437        (212) 521-4800


      BKF CAPITAL GROUP IMPLEMENTS 2005 COMPENSATION AND RETENTION PROGRAM


August 10, 2005 - BKF Capital Group, Inc. (NYSE:BKF) today announced that it has adopted a compensation program for 2005 geared to retain personnel. Generally, the program seeks to maintain current compensation arrangements or current compensation levels with respect to employees; this program can be expected to result in decreased cash flow and increased reported losses in 2005. The Company noted that the firm's overall compensation structure would be reviewed with the goal of implementing a revamped system in 2006 that would include a greater emphasis on equity awards and performance incentives.

The Company further announced that Anson M. Beard, Jr. has been elected by the Board of Directors to succeed John A. Levin as Chairman. The Board has also retained an executive search firm and is in the process of actively seeking a Chief Executive Officer to succeed Mr. Levin. The Company is in discussions with Mr. Levin regarding 2005 compensation and his future relationship with the Company.

The Company also announced that it had made a notice of late filing with respect to its report on Form10-Q for the quarterly period ended June 30, 2005. The Company requires additional time to prepare and review the report because: 1) management is reviewing whether restricted stock units that were recorded as liabilities over their vesting period should have been included in the equity section of the balance sheet instead, 2) the 2005 compensation program was not adopted until August 2005, and 3) the composition of the Audit Committee has not finally been determined.

BKF Capital Group operates primarily through its subsidiary John A. Levin & Co., Inc. Founded in 1982, John A. Levin & Co., Inc., is a New York-based investment management firm. As of June 30, 2005, the firm had approximately $12.4 billion under management. Clients include U.S. and foreign individuals, their related trusts and charitable organizations, college endowments, foundations, registered investment funds, and pension and profit-sharing plans.

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of BKF and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, BKF claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on BKF's current expectations and are susceptible to a number of risks, uncertainties and other factors, and BKF's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; the performance of the securities markets and of value stocks in particular; the investment performance of client accounts; the retention of significant client and/or distribution relationships; competition; the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in BKF's other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond BKF's control. BKF will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is BKF's policy generally not to make any specific projections as to future earnings, and BKF does not endorse any projections regarding future performance that may be made by third parties.